Exhibit 99.1

Contact: PXRE Group Ltd. John Modin Chief Financial Officer 441-296-5858 john.modin@pxre.com	Investors: Citigate Sard Verbinnen Jamie Tully 212-687-8080 jtully@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

PXRE REPORTS SECOND QUARTER RESULTS
NET INCOME OF $43.5 MILLION

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COMPANY DECLARES REGULAR QUARTERLY DIVIDEND

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     HAMILTON, Bermuda – (PR Newswire) – July 28, 2005 – PXRE Group Ltd. (NYSE: PXT) today announced results for the second quarter ended June 30, 2005. Highlights for the quarter included:

•	Net operating income per diluted share was $1.27 compared to $1.21 in the second quarter of 2004

•	Net income was $43.5 million, or $1.30 per diluted share, compared to $32.3 million, or $1.20 per diluted share, in the second quarter of 2004

•	Net premiums earned increased by 20% compared to the prior year period

•	Underwriting income was $48.7 million

•	Annualized return on equity was 25.7%

•	For the quarter, annualized total return to common shareholders was 30.5%, comprised of an increase in book value per share from $21.38 to $22.73 and a $0.12 per share dividend

     Jeffrey L. Radke, President & Chief Executive Officer of PXRE Group, commented, “We continue to successfully execute our strategy, as evidenced by net income of $43.5 million achieved during the quarter, the highest quarterly net income in PXRE’s history. Against the backdrop of a challenging property reinsurance environment, our strong market position with our focus on retrocessional business has allowed PXRE to take advantage of opportunities available in certain segments of the market. We remain on track to achieve our previously announced goal of 10% cat and risk excess earned premium growth in 2005.”

     Mr. Radke continued, “We do not expect to experience significant losses from the hurricanes that occurred in July 2005. Our loss estimates are preliminary, however, as history has proven that it is difficult to accurately estimate losses in the immediate aftermath of a catastrophe. Assuming our preliminary estimates are accurate, we continue to expect to achieve earnings of $4.50 to $5.00 per diluted share for 2005 if no major catastrophes occur during the rest of 2005.”

     Net premiums earned for the quarter increased by 20%, or $13.9 million, to $83.4 million from $69.6 million for the year-earlier period.

Revenues and Net Premiums Earned

	Three Months Ended			Six Months Ended
($000's)	June 30,			June 30,

	2005	2004	Change %	2005	2004	Change %

Revenues	$90,082	$74,704	21	$180,062	$151,213	19

Net Premiums Earned:
Cat & Risk Excess	$83,371	$66,187	26	$163,512	$132,382	24
Exited	49	3,378	(99)	(658)	6,135	(111)

	$83,420	$69,565	20	$162,854	$138,517	18

     Net premiums written in the second quarter of 2005 increased 24%, or $12.2 million, to $63.5 million from $51.2 million for the same period of 2004.

Net Premiums Written

	Three Months Ended			Six Months Ended
($000's)	June 30,			June 30,

	2005	2004	Change %	2005	2004	Change %

Net Premiums Written:
Cat & Risk Excess	$63,411	$48,481	31	$177,721	$137,323	29
Exited	43	2,743	(98)	(661)	3,613	(118)

	$63,454	$51,224	24	$177,060	$140,936	26

     Net investment income for the second quarter of 2005 increased 36%, or $1.8 million, to $6.7 million from $4.9 million for the corresponding period of 2004, primarily as a result of increased income in our fixed maturity and short-term investment portfolio of $2.2 million. The increase in net investment income in the fixed maturity and short-term investment portfolio is primarily due to an increase in invested assets attributable to cash flow from operating and financing activities.

     PXRE’s GAAP loss ratio for the second quarter of 2005 was 30.1% compared to 26.0% for the second quarter of 2004. The loss ratio in the Company’s catastrophe and risk excess segment was 28.5% compared to 21.3% in the year-earlier period. Loss and loss expenses incurred in the second quarter of 2005 were $25.1 million which included $11.9 million of prior year net losses, primarily attributable to additional claims reported with respect to the 2004 storms. The expense ratio was 24.0% for the second quarter of 2005 compared to 28.5% in the year-earlier quarter. The decrease in the expense ratio is attributable primarily to the increase in net premiums earned.

GAAP Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Loss Ratio, All Lines	30.1%	26.0%	42.7%	26.2%
Expense Ratio	24.0	28.5	23.6	29.6

Combined Ratio	54.1%	54.5%	66.3%	55.8%

Loss Ratio, Cat & Risk Excess	28.5%	21.3%	41.9%	23.5%

     Operating results reflect a tax benefit of 2.4% for the second quarter of 2005 compared to a tax expense of 2.0% for the second quarter of 2004.

     Net operating income was $42.3 million and net operating income per diluted share was $1.27 during the second quarter of 2005 compared to $32.8 million of net operating income and $1.21 of net operating income per diluted share for the corresponding period of 2004. Net income per diluted common share was $1.30 during the second quarter of 2005 compared to net income per diluted common share of $1.20 for the corresponding period of 2004.

     On a fully diluted basis, book value per share increased to $22.73 per share at June 30, 2005 from $21.38 per share at March 31, 2005. During the second quarter of 2005, PXRE recorded a change in net after-tax unrealized appreciation in investments of $5.9 million in other comprehensive income which resulted in a $0.18 increase in fully diluted book value per share. The cause of this increase in value was primarily a decrease in interest rates during the quarter.

     Following conversion of $104 million of the outstanding Convertible Voting Preferred Shares on March 31, 2005, dividends paid on the remaining Preferred Shares are now paid in cash rather than paid-in-kind.

     Separately, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 per common share. The dividend will be paid on August 22, 2005, to shareholders of record as of August 8, 2005.

     Net operating income, net operating income per diluted share and annualized total return to common shareholders are non-GAAP financial measures. Reconciliations of net income to net operating income and net income per diluted common share to net operating income per diluted share are set forth in the attached schedule of Unaudited Financial Highlights. These reconciliations disclose adjustments, including items excluded from net income and adjustments to the net operating income per diluted share, because management does not consider these items to be an integral part of the Company’s performance or indicative of trends in its business operations in a particular period. The excluded items may be material in a period. The annualized total return to common shareholders is calculated by annualizing the quarterly total return to common shareholders. The quarterly total return to common shareholders is calculated by dividing the increase in the current quarter’s book value per share plus the quarterly dividend by the prior quarter’s book value per share.

     Management believes that disclosing non-GAAP financial measures, such as net operating income, net operating income per diluted share and annualized total return to common shareholders, provides useful information regarding PXRE’s results of operations consistent with industry practices, which enables investors, security analysts and rating agencies to make performance comparisons with PXRE’s competitors.

     PXRE – with operations in Bermuda, Europe and the United States – provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol “PXT.”

     PXRE Group Ltd. is scheduled to hold a conference call with respect to its second quarter financial results on Friday, July 29, 2005 at 10:00 a.m. Eastern Time.

     A live webcast of the conference call will be available online at www.pxre.com. The dial-in numbers are (800) 289-0493 for U.S. and Canadian callers and (913) 981-5510 for international callers. Following the conclusion of the presentation, the webcast will remain available online through August 28, 2005 at www.pxre.com. In addition, a replay of the call will be available from July 29, 2005 – August 5, 2005 by dialing (888) 203-1112. Callers dialing from outside the U.S. and Canada can access the replay by dialing (719) 457-0820. Please enter 2271544 as the conference ID.

     Quarterly financial statements are expected to be available on the Company's website under the press release section of News and Events after market close on July 28, 2005. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor.Relations@pxre.com, or visit www.pxre.com.

     Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations, speak only as of the date thereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) because of exposure to catastrophes, PXRE’s financial results may vary significantly from period to period; (ii) the Company may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (iii) PXRE operates in a highly competitive environment; (iv) reinsurance prices may decline, which could affect the Company’s profitability; (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties; (vi) reserving for losses includes significant estimates which are also subject to inherent uncertainties; (vii) a decline in the credit rating assigned to the Company’s claim-paying ability may impact its potential to write new or renewal business; (viii) a decline in the Company’s ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us; (ix) the Company’s investment portfolio is subject to market and credit risks which could result in a material adverse impact on its financial position or results; (x) because PXRE depends on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and the Company’s reliance on reinsurance brokers exposes us to their credit risk; (xi) the Company has exited the finite reinsurance business, but claims in respect of the business the Company wrote could have an adverse effect on its results of operations; (xii) the Company may be adversely affected by foreign currency fluctuations; (xiii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xiv) the impairment of the Company’s ability to provide collateral to cedents could affect its ability to offer reinsurance in certain markets; (xv) the reinsurance business is historically cyclical, and the Company may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, PXRE may have a shortage of underwriting capacity when premium rates are strong; (xvi) regulatory constraints may restrict the Company’s ability to operate its business; (xvii) contention by the United States Internal Revenue Service that the Company or its offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the Company’s financial position or results; and (xviii) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on the Company’s financial position or results. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

     PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

PXRE Group Ltd.
Unaudited Financial Highlights
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Gross premiums written	$66,863	$52,914	$191,563	$160,317

Net premiums written	$63,454	$51,224	$177,060	$140,936

Revenues	$90,082	$74,704	$180,062	$151,213
Losses and expenses	(47,583)	(41,708)	(114,884)	(85,580)

Income before income taxes, cumulative effect of accounting change and convertible preferred share dividends	42,499	32,996	65,178	65,633
Income tax (benefit) provision	(1,008)	660	(1,072)	1,313

Income before cumulative effect of accounting change and convertible preferred share dividends	43,507	32,336	66,250	64,320
Cumulative effect of accounting change, net of $0.2 million tax benefit	—	—	—	(1,053)

Net income before convertible preferred share dividends	$43,507	$32,336	$66,250	$63,267

Net income per diluted common share	$1.30	$1.20	$2.00	$2.37

Average diluted shares outstanding (000's)	33,359	27,021	33,186	26,664

Net income before convertible preferred share dividends	$43,507	$32,336	$66,250	$63,267
Adjustments, net of tax:
Realized investment losses	157	304	235	283
Cumulative effect of accounting change	—	—	—	1,053
Severance, net of pension gain	—	—	—	1,020
Foreign exchange (gains) losses	(1,352)	133	(838)	338

Net operating income (1)	$42,312	$32,773	$65,647	$65,961

Net income per diluted common share	$1.30	$1.20	$2.00	$2.37
Adjustments, net of tax:
Realized investment losses	0.01	0.01	0.01	0.01
Cumulative effect of accounting change	—	—	—	0.04
Severance, net of pension gain	—	—	—	0.04
Foreign exchange (gains) losses	(0.04)	—	(0.03)	0.01

Net operating income per diluted share (1)	$1.27	$1.21	$1.98	$2.47

Financial Position:	June 30, 2005	Dec. 31, 2004

Cash and investments	$1,237,672	$1,165,208
Total assets	1,498,445	1,454,416
Reserve for losses and loss expenses	418,756	460,084
Shareholders’ equity	763,467	696,555
Book value per common share (2)	22.73	21.30
Return on equity	25.7%(3)	3.7%
Statutory surplus:
PXRE Reinsurance Ltd.	818,300(4)	749,084(5)
PXRE Reinsurance Company	227,000(6)	224,926
Financial Strength Ratings (A.M. Best/ S&P):
PXRE Reinsurance Ltd.	A/A	A/A
PXRE Reinsurance Company	A/A	A/A

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

GAAP Ratios:
Loss ratio	30.1%	26.0%	42.7%	26.2%
Expense ratio	24.0%	28.5%	23.6%	29.6%

Combined ratio	54.1%	54.5%	66.3%	55.8%

Losses Incurred by Segment:
Cat & Risk Excess	$23,739	$14,095	$68,505	$31,123
Exited	1,386	3,982	1,058	5,093

	$25,125	$18,077	$69,563	$36,216

Commission and Brokerage, Net of Fee Income by Segment:
Cat & Risk Excess	$9,546	$8,864	$18,802	$15,995
Exited	37	1,088	(152)	2,530

	$9,583	$9,952	$18,650	$18,525

Underwriting Income by Segment: (7)
Cat & Risk Excess	$50,086	$43,228	$76,205	$85,264
Exited	(1,374)	(1,692)	(1,564)	(1,488)

	$48,712	$41,536	$74,641	$83,776

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Underwriting Income Reconciled to Income Before Income Taxes, Cumulative Effect of Accounting Change and Convertible Preferred Share Dividends:
Net underwriting income (7)	$48,712	$41,536	$74,641	$83,776
Net investment income	6,681	4,915	17,123	11,784
Net realized investment (losses) gains	(225)	(38)	(332)	51
Operating expenses	(10,471)	(9,868)	(19,848)	(22,488)
Foreign exchange gains (losses)	1,414	(94)	816	(360)
Interest expense	(3,612)	(3,455)	(7,222)	(7,130)

Income before income taxes, cumulative effect of accounting change and convertible preferred share
dividends	$42,499	$32,996	$65,178	$65,633

(1)	Net operating income (a non-GAAP financial measure) is net income excluding after-tax realized investment gains and losses, cumulative effect of accounting change, severance expenses, net of a pension gain and foreign exchange gains and losses. These items are excluded because management does not consider these items to be an integral part of the Company’s performance or indicative of trends in the business operations in a particular period. The excluded items may be material in a period. Management believes that disclosing non-GAAP financial measures such as net operating income provides useful information regarding PXRE’s results of operations consistent with industry practices, which enable investors, security analysts and rating agencies to make performance comparisons with PXRE’s competitors.
(2)	After considering convertible preferred shares.
(3)	Represents the annualized second quarter 2005 return on equity.
(4)	Estimated and before inter-company eliminations.
(5)	Before inter-company eliminations.
(6)	Estimated.
(7)	Underwriting Income by Segment (a GAAP financial measure): The Company’s reported underwriting results are its best measure of profitability for its individual underwriting segments and accordingly are disclosed in the footnotes to the Company’s financial statements required by SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Underwriting Income by Segment is calculated by subtracting losses and loss expenses incurred and commission and brokerage, net of fee income from net earned premiums. PXRE does not allocate net investment income, net realized investment gains (losses), operating expenses, foreign exchange gains or losses or interest expense to its respective underwriting segments.

These preliminary financial statements are unaudited and do not include footnotes that customarily accompany a complete set of financial statements; these footnotes will be furnished when the Company makes its filing on Form 10-Q for the quarter ended June 30, 2005.

END